SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

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      Certification  and Notice of  Termination  of  Registration  under Section
12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 0-22930

                               Allstar Inns Inc.
             (Exact name of registrant as specified in its charter)

                          200 E. Carrillo Street, #300
                        Santa Barbara, California 93101
                                 (805) 730-3383
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]       Rule 12h-3(b)(1)(i)  [x]
         Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6  [ ]

      Approximate number of holders of record as of the certification or notice date: None

      Pursuant to the requirements of the Securities Exchange Act of 1934, Allstar Inns Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                ALLSTAR INNS INC.
DATE: January 19, 1999
                                                By:/S/ Edward J. Gallagher
                                                   -----------------------------
                                                   Name: Edward J. Gallagher
                                                   Title: Director, Vice
                                                          Chairman and
                                                          Principal Accounting
                                                          Officer